Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Jill Isenstadt
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	jill@blueshirtgroup.com

Cogent Systems Announces Preliminary First Quarter Results

South Pasadena, CA – May 12, 2008 - Cogent Systems (Nasdaq: COGT) today announced preliminary financial results for the first quarter ended March 31, 2008.

First quarter 2008 revenues are expected to be $24.6 million, net income on a GAAP basis for the first quarter of 2008 is expected to be $8.2 million, or $0.09 per diluted share and non-GAAP net income for the first quarter of 2008 is expected to be $8.8 million, or $0.09 per diluted share.

The Company has delayed the completion of its first quarter financial statements while it voluntarily consults with the Office of the Chief Accountant of the Securities and Exchange Commission (the “OCA”) regarding the appropriate treatment associated with its settlement agreement with Northrop Grumman. Once the Company has considered the views of the OCA, it will report final financial results for its first quarter. Any financial impact associated with the Northrop Grumman arrangement is expected to be incrementally positive to the Company’s preliminary first quarter numbers.

“First quarter revenues are expected to increase by at least 13% sequentially and we expect to report strong gross margin and solid bottom line results,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Our results benefited from increasing demand by our core customers as well as good contribution from our smaller customers across all our business areas both domestically and internationally.”

“Gross margins are expected to be above 69% in the first quarter on a GAAP basis,” commented Paul Kim, Chief Financial Officer of Cogent. “In addition, we ended the quarter with our cash and investments position at approximately $444 million, or $4.79 per share, despite spending $37 million on our share buyback during the quarter.”

For its full fiscal year 2008, Cogent is raising its revenue guidance to $125 million to incorporate the anticipated incremental revenues from the acquisition of SSD. The Company also estimates fully diluted earnings per share modestly higher than stated in their prior guidance.

The Company has postponed its conference call previously scheduled for May 12, 2008 and expects to announce a new date for the call later in May.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated financial results and the timing of the release thereof. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-K for the year ended December 31, 2007 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: risks that the actual results will differ from those included in this release due to facts or circumstances not currently anticipated by the Company; risks that the consultation with the OCA will result in a delay in reporting the first quarter financial statement; risks that the OCA will not concur with the Company’s views as to the appropriate treatment under the Northrop Grumman arrangements; changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; exposure to intellectual property and product liability claims; difficulty in integrating acquisitions; and failure to achieve the expected benefits of acquisitions. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.